Exhibit 19.1

Natural Grocers by Vitamin Cottage, Inc.

Insider Trading Policy

Updated, May 3, 2023

Introduction

The purpose of this Insider Trading Policy (the “Policy”) is to require compliance with applicable laws regarding stock and other securities by Natural Grocers by Vitamin Cottage, Inc. or its subsidiaries (the “Company”) and directors, officers, employees of the Company, as well as consultants, advisors and contractors of the Company that the Company designates, and all members of their families and households (“Insiders”). By requiring compliance with these laws, we help to preserve the reputation and integrity of the Company in accordance with its founding principles.

The general rules of this Policy, simply put, are as follows:

●	Do not trade stock while in possession of material nonpublic information.
●	If you are unsure about whether you can trade, ask the General Counsel.
●	Never provide non-public information about the Company to others.
●	Do not give recommendations or opinions about trading the Company’s stock.
●	Do not discuss Company information with the press, investors or analysts.
●	Do not participate in Internet chat rooms in which the Company is discussed.
●	Do not use nonpublic information to trade in other companies’ stock.
●	Do not engage in speculative transactions in the Company’s stock.
●	Ensure family members and family trusts do not violate this Policy.

The above is only a summary. Details appear below. You are responsible for all.

Background

The Company’s board of directors (the “Board of Directors” or “Board”) has adopted this Policy.

Federal and state securities laws prohibit the purchase or sale of a company’s stock and other securities by persons who are aware of material information about that company, which is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade based on this information. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Should you have any questions regarding this policy, please contact our General Counsel, Jonathan Dhillon at 303.986.4600, ext. 80505 or legal@naturalgrocers.com.

Penalties for Noncompliance

1.

Civil and Criminal Penalties. Pursuant to federal and state securities laws, Insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of material nonpublic information regarding the Company. Insiders may also be liable for improper transactions by any person to whom they have disclosed material nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions, on the basis of such information, as to trading in the Company’s securities (commonly referred to as “Tipping”).

2.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with both civil and criminal penalties. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

3.

Company Sanctions. Failure to comply with this policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of the law.

Scope of Policy

1.	Persons. This Policy applies to all Insiders. This Policy also applies to any person who receives material nonpublic information from any Insider (“Tippee”).

2.

Companies. This Policy is not limited to trading in the Company’s securities. It also includes trading in the securities of other companies, such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other companies.

3.

Transaction. Trading includes the purchase and sale of stock, derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities. This Policy’s trading restrictions generally do not apply to the exercise of any stock option. The restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

Statement of Policy

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No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with the Company.

2.

No Tipping. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities’ laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

3.	No Exception for Economic Hardship. The existence of a personal financial emergency does not excuse you from compliance with this Policy.

4.

Post-Termination Transaction. This Policy continues to apply to transactions in Company securities even after termination of employment or other services to the Company or a subsidiary. If you are in possession of material inside information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.

5.

Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Board of Directors has adopted an Addendum to this Policy (the “Addendum”) that applies to directors and executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Executive Officers”), and certain designated employees and consultants of the Company and its subsidiaries who have access to material nonpublic information about the Company. The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits persons covered by it from trading in the Company’s securities during quarterly blackout periods (beginning 15 days before the end of a quarter and ending after the second full business day following the release of the Company’s earnings for that quarter) and during certain event-specific blackouts. Directors and executive officers also must pre-clear all transactions in the Company’s securities.

Material Nonpublic Information

1.

Material Information. Information, whether positive or negative, is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:

a.	Projections of future earnings or losses or other earnings guidance.
b.	Earnings that are inconsistent with the consensus expectations of the investment community.
c.	A pending or proposed merger, acquisition, disposition or tender offer.
d.	A change in management.
e.	Major events regarding the Company’s securities, including the declaration of a stock split or the offering of additional securities.

f.	Severe financial liquidity issues.
g.	Actual or threatened major litigation, or the resolution of such litigation.
h.	The gain or loss of major contracts, orders, suppliers, customers or finance sources.
i.	A cybersecurity incident.

Since trading that receives scrutiny is evaluated after the fact and with the benefit of hindsight, any questions concerning the materiality of specific information should be resolved in favor of materiality, and trading should be avoided.

2.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Information is considered publicly available only when it has been released broadly to the marketplace (such as by a press release or an SEC filing), and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until after the second full trading day after the information is released.

Additional Guidance

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.

1.	Short Sales. You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized markets.

2.

Publicly Traded Options. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading.

3.

Margin Accounts and Pledges. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you should exercise caution in holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Public Disclosures

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. All information learned about the Company or its business plans must be treated as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability for you, the Company and its management. Accordingly it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

Consistent with the above, the Company will make appropriate public disclosures in accordance with the following procedures:

1.	Communications on behalf of the Company with the media, securities analysts, stockholders or other members of the public may be made only by specifically designated representatives of the Company.

2.

Directors, officers and other employees and representatives of the Company or its affiliates who possess or have access to material nonpublic information about the Company or its affiliates shall safeguard the confidentiality of such information and shall take steps to prevent such information from becoming known by other employees or representatives of the Company or its affiliates except in those circumstances where such persons have a need to know such information.

3.

Generally, the Company will not disclose or comment on inquiries regarding prospective corporate developments (such as a merger or acquisition) prior to the time that an agreement in principle is reached, unless (i) circumstances indicate that a duty to disclose exists, or (ii) the Board of Directors determines that no corporate purpose would be served by nondisclosure.

Personal Responsibility

The ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. Violation of this Policy could result in the Company taking disciplinary action, including dismissal for cause.

Natural Grocers by Vitamin Cottage, Inc.

Addendum to Insider Trading Policy

Updated, May 3, 2023

Introduction

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Natural Grocers by Vitamin Cottage, Inc.’s (the “NGVC”) Board of Directors has adopted this Addendum to Insider Trading Policy (the “Addendum”).

Scope of Addendum

This Addendum applies to directors, executive officers of NGVC subject to Section 16 of the Securities Exchange Act of 1934 (“Executive Officers”) and certain designated employees and consultants of NGVC or its subsidiaries (the “Company”) who have access to material nonpublic information about the Company (“Covered Persons”).

The names and current positions of the Covered Persons will be maintained by the Company’s General Counsel, who will provide updates and changes as appropriate.

This Addendum is in addition to and supplements the Company’s Insider Trading Policy. Directors and Executive Officers are also subject to additional procedures designed to address the two-day Form 4 filing requirements under Section 16.

Pre-Clearance Procedures

Directors and Executive Officers, together with their family members and other members of their household, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s General Counsel or Chief Financial Officer (each, a “Compliance Officer”). A request for pre-clearance should be submitted to the Compliance Officers at least two business day in advance of the proposed transaction. A Compliance Officer is under no obligation to approve the trade submitted for pre-clearance, and may determine not to permit the trade. If the trade is not initiated within three trading days from the date the requested clearance has been received, then the requesting person must repeat the pre-clearance process. A Compliance Officer may not trade in Company securities unless either of the Co-Presidents of the Company has approved such trade in accordance with the procedures set forth in this Addendum.

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Transactions Not Involving a Purchase or Sale

Bona fide gifts of the Company’s securities are not transactions subject to this Addendum, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities while the Director, Executive Officer or Covered Person is aware of material nonpublic information, or the person making the gift is subject to the restrictions specified in this Addendum and the sales by the recipient of the Company Securities occur during a blackout period.

Blackout Procedures

1.

Quarterly Blackout Period. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Directors, Executive Officers and Covered Persons may not trade in the Company’s securities during the period beginning 15 days before the end of the quarter and ending after the second full business day following the release of the Company’s earnings for that quarter. Persons subject to these quarterly blackout periods include the persons currently listed on Schedule I attached to this Addendum and all other persons who are informed by either Compliance Officer that they are subject to the quarterly blackout periods.

2.

Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by the quarterly earnings blackout procedures, may not trade in the Company’s securities, as follows. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, a Compliance Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of a Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material information.

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Directors and Executive Officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain blackout periods.

Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.

3.

Hardship Exceptions. A Covered Person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the quarterly blackout period. Hardship exceptions may be granted only by either Co-President in consultation with a Compliance Officer and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if a Compliance Officer concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period or to a director or Executive Officer.

Exceptions for Approved 10b-5 Plans

Trades by Covered Persons in the Company’s securities that are executed pursuant to an approved 10b-5 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Insider Trading Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements specified in the Rule. If the plan meets the requirements of Rule 10b5-1, the Company’s securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Addendum, a Rule 10b5-1 plan must be approved by Company’s General Counsel and meet the requirements of Rule 10b5-1. In general, a 10b5-1 plan must be entered into during a time when the Covered Person is unaware of material nonpublic information; (ii) there must be a minimum “cooling-off period” between the date an approved 10b5-1 plan is adopted or modified and when trading under the plan commences; (iii) Directors and Executive Officers are required to include in a 10b5-1 plan written representations certifying that he or she (a) is not aware of material nonpublic information about the Company or its securities and (b) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5; and (iv) Covered Persons are generally prohibited from having more than one 10b5-1 plan for the Company’s securities. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion regarding those matters to an independent third party.

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The Company requires that all 10b5-1 plans be approved in writing in advance by the Company’s General Counsel. No further pre-approval of transactions conducted pursuant to a Rule 10b5-1 plan will be required.

Hedging Transactions

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions are complex and involve many aspects of the federal securities laws, including filing and disclosure requirements. Therefore, the Company requires that if you wish to enter into such an arrangement, you must first pre-clear the proposed transaction with a Compliance Officer. Any request for pre-clearance must be submitted at least two weeks prior to the proposed execution of documents evidencing the proposed transaction.

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If you are aware of material nonpublic information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this addendum will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services.

Company Assistance

Your compliance with this Addendum and the Company’s Insider Trading Policy is of the utmost importance both for you and for the Company. If you have any questions about this Addendum, the Insider Trading Policy or their application to any proposed transaction, you may obtain additional guidance from a Compliance Officer.

Certification

All directors, officers and other employees and consultants subject to the procedures set forth in this addendum must certify their understanding of, and intent to comply with, the Company’s Insider Trading Policy and this Addendum on the form enclosed with this Addendum.

This Addendum is dated May 3, 2023, and supersedes any previous policy of the Company concerning insider trading restrictions applicable to Directors, Executive Officers and Covered Persons other than the Company’s current Insider Trading Policy.

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